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                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

                                                                 EXHIBIT 99.6(A)

INDEPENDENT AUDITORS' CONSENT


Pacific Mutual Life Insurance Company:

We hereby consent to the use in Post-Effective Amendment No. 1 to Registration Statement No. 333-20355 of Pacific Select Estate Preserver II on Form S-6 of our report dated February 14, 1997 related to the financial statements of Pacific Select Exec Separate Account of Pacific Mutual Life Insurance Company as of and for the two years ended December 31, 1996 and our report dated February 22, 1997 related to the financial statements of Pacific Mutual Life Insurance Company as of December 31, 1996 and 1995 and for the three years ended December 31, 1996 appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the references to us under the heading "Independent Auditors" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 29, 1997